PROSPECTUS SUPPLEMENT NO. 5	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated September 7, 2021)	Registration No. 333-258948

Cyxtera Technologies, Inc.
Up to 20,197,323 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 160,309,118 Shares of Class A Common Stock
Up to 8,576,940 Warrants

This prospectus supplement supplements the prospectus dated September 7, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-258948), filed with the Securities and Exchange Commission (“SEC”) on August 20, 2021. This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information on Cyxtera Technologies, Inc's. unaudited fourth quarter and full year 2021 results, which is set forth below.

The Prospectus and the prospectus supplement relate to the issuance by us of up to an aggregate of 20,197,323 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of (i) up to 8,576,940 shares of Class A Common Stock that are issuable upon the exercise of 8,576,940 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of Starboard Value Acquisition Corp., a Delaware corporation (“SVAC”) and in connection with the completion of the forward purchase, by the holders thereof, and (ii) up to 11,620,383 shares of Class A Common Stock that are issuable upon the exercise of 11,620,383 warrants (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of SVAC, by the holders thereof. We will receive the proceeds from any exercise of any Warrants for cash.

The Prospectus and the prospectus supplement also relate to the offer and sale, from time to time, by the selling security holders named in the Prospectus (including their transferees, donees, pledgees and other successors-in-interest) (the “Selling Securityholders”) of (i) up to 160,309,118 shares of Class A Common Stock and (ii) up to 8,576,940 Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to the Prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A Common Stock or Warrants in the section of the Prospectus entitled “Plan of Distribution.”

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements.

Our Class A Common Stock is listed on The Nasdaq Stock Market LLC under the symbol “CYXT.” On March 21, 2022, the closing price per share of our Class A Common Stock was $11.45.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 22, 2022.

CYXTERA TECHNOLOGIES, INC.
Consolidated Balance Sheets
As of December 31, 2021, and 2020
(unaudited, in millions, except share information)

	2021	2020
Assets:
Current assets:
Cash	$52.4	$120.7
Accounts receivable, net of allowance of $0.3 and $1.4	18.3	33.5
Prepaid and other current assets	37.5	41.9
Due from affiliates	—	117.1
Total current assets	108.2	313.2

Property and equipment, net	1,530.8	1,580.7
Goodwill	761.7	762.2
Intangible assets, net	519.8	586.3
Other assets	16.7	23.7
Total assets	$2,937.2	$3,266.1

Liabilities and shareholders' equity:
Current liabilities:
Accounts payable	$57.9	$48.9
Accrued expenses	65.3	88.4
Due to affiliates	—	22.7
Current portion of long-term debt, capital leases and other financing obligations	50.3	65.0
Deferred revenue	60.7	60.2
Other current liabilities	10.0	6.8
Total current liabilities	244.2	292.0

Long-term debt, net of current portion	896.5	1,311.5
Capital leases and other financing obligations, net of current portion	937.8	933.1
Deferred income taxes	29.9	77.8
Warrant liabilities	64.7	—
Other liabilities	158.2	93.9
Total liabilities	2,331.3	2,708.3

Commitments and contingencies
Shareholders' equity:
Preferred Stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 500,000,000 shares authorized; 166,207,190 and 115,745,455 shares issued and outstanding as of December 31, 2021, and December 31, 2020, respectively	—	—
Additional paid-in capital	1,816.5	1,504.6
Accumulated other comprehensive income	10.8	16.7
Accumulated deficit	(1,221.4)	(963.5)
Total shareholders' equity	605.9	557.8
Total liabilities and shareholders' equity	$2,937.2	$3,266.1

CYXTERA TECHNOLOGIES, INC.
Consolidated Statements of Operations
For the Years Ended December 31, 2021, and 2020
(unaudited, in millions, except for share information)

	2021	2020
Revenues	$703.7	$690.5
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	390.5	390.5
Selling, general and administrative expenses	112.8	115.5
Depreciation and amortization	240.6	231.8
Restructuring, impairment, site closures and related costs	69.8	—
Transaction- related costs	5.2	—
Recovery of notes receivable from affiliate	—	(97.7)
Total operating costs and expenses	818.9	640.1

(Loss) income from operations	(115.2)	50.4
Interest expense, net	(164.9)	(169.4)
Other expenses, net	(0.1)	(0.3)
Change in fair value of the warrant liabilities	(25.5)	—
Loss from operations before income taxes	(305.7)	(119.3)
Income tax benefit (expense)	47.8	(3.5)
Net loss	$(257.9)	$(122.8)

Loss per Share
Basic and diluted	$(1.94)	$(1.06)

Weighted average number of shares outstanding
Basic and diluted	133,126,171	115,745,455

CYXTERA TECHNOLOGIES, INC.
Consolidated Statements of Operations
For Three Months Ended December 31, 2021, and 2020
(unaudited, in millions, except for share information)

	Q4 2021	Q4 2020
Revenues	$178.4	$172.7
Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	103.1	103.2
Selling, general and administrative expenses	33.1	34.0
Depreciation and amortization	60.0	59.4
Restructuring, impairment, site closures and related costs	1.4	—
Recovery of notes receivable from affiliate	—	(115.9)
Total operating costs and expenses	197.6	80.7

(Loss) income from operations	(19.2)	92.0
Interest expense, net	(35.6)	(41.6)
Other expenses, net	1.1	1.8
Change in fair value of the warrant liabilities	(22.8)	—
Loss (income) from operations before income taxes	(76.5)	52.2
Income tax expense	10.9	19.2
Net (loss) income	$(65.6)	$71.4

(Loss) Income Earnings per Share
Basic and diluted	$(0.40)	$0.62

Weighted average number of shares outstanding
Basic and diluted	165,978,746	115,745,455

CYXTERA TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
For Years Ended December 31, 2021, and 2020
(unaudited, in millions)

	2021	2020
Net loss	$(257.9)	$(122.8)
Cash flows from operating activities:
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	240.6	231.8
Restructuring, impairment, site closures and related costs	2.0	—
Amortization of favorable/unfavorable leasehold interests, net	3.7	3.1
Loss on extinguishment of debt and amortization of debt issuance costs and fees, net	10.1	5.8
Recovery of notes receivable from affiliate	—	(97.7)
Equity-based compensation	9.5	8.2
Reversal of provision for doubtful accounts	(1.2)	(5.5)
Change of fair value of warrant liabilities	25.5	—
Deferred income taxes	(48.2)	1.1
Non-cash interest expense, net	9.7	12.0
Changes in operating assets and liabilities, excluding impact of acquisitions and dispositions:
Accounts receivable	16.4	37.4
Prepaid and other current assets	3.6	15.0
Due from affiliates	—	0.8
Other assets	6.5	4.3
Accounts payable	(10.1)	(7.1)
Accrued expenses	(22.9)	10.2
Due to affiliates	(22.7)	(2.1)
Other liabilities	61.2	22.1
Net cash provided by operating activities	25.8	116.6
Cash flows from investing activities:
Purchases from property and equipment	(77.5)	(83.2)
Amounts received from (advanced to) affiliate	117.1	(19.4)
Net cash provided by (used in) investing activities	39.6	(102.6)
Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations	40.0	91.7
Proceeds from recapitalization, net of issuance costs	434.5	—
Capital contribution	5.2	—
Proceeds from sale-leaseback financing	5.0	46.0
Repayment of long-term debt	(461.7)	(10.3)
Repayment of capital leases and other financing obligations	(62.1)	(36.4)
Capital redemption	(97.9)	—
Net cash (used in) provided by financing activities	(137.0)	91.0
Effect of foreign currency exchange rates on cash	3.3	2.7
Net (decrease) increase in cash	(68.3)	107.7
Cash at beginning of period	120.7	13.0
Cash at end of period	$52.4	$120.7

Supplemental cash flow information:
Cash paid for income taxes, net	$4.5	$3.6
Cash paid for interest	$58.6	$157.4
Non-cash purchases of property and equipment	$65.7	$55.3